Exhibit 5.1

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

February 12, 2015

Idera Pharmaceuticals, Inc.

167 Sidney Street

Cambridge, MA 02139

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-195896) (the “Registration Statement”) filed by Idera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 20,000,000 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of the Company, including up to 3,000,000 shares issuable upon exercise of an option to purchase additional shares granted by the Company.

The Shares are to be issued and sold by the Company pursuant to the underwriting agreement, dated as of February 12, 2015 (the “Underwriting Agreement”), among the Company and the several Underwriters listed on Schedule I to the Underwriting Agreement, the form of which is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares pursuant to the Underwriting Agreement. We have examined and relied upon signed copies of the Registration Statement and a copy of the Prospectus Supplement, each as filed with the Commission. We have also examined and relied upon the minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal capacity of all signatories to such documents.

We also express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Idera Pharmaceuticals, Inc. February 12, 2015 Page 2

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the issue and sale of the Shares and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Stuart M. Falber
Stuart M. Falber, a Partner